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                                  EXHIBIT 10.66
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April 21, 1997

Mr. Harold Cooke
22 Bonnie Briar Lane
Larchmont, New York 10538

Dear Hal:

This letter is intended to set forth the terms of your employment with Crown NorthCorp, Inc. ("Crown" or the "Company").

         1. POSITIONS/DUTIES. During the term of this Agreement, you shall serve as President and Chief Operating Officer of Crown. In that capacity, you will be responsible for the day-to-day operations of Crown, with all functional areas reporting to you. You will also serve on various Crown management committees and serve as an officer and director of certain subsidiaries of Crown. After the first anniversary of this Agreement, you will be considered for nomination to Crown's board of directors.


         2. TERM. Unless sooner terminated as set forth herein, this Agreement shall be for a five-year term commencing April 22,(1) 1997 (the "Inception Date") and ending April 21,(2) 2002 (the "Expiration Date").

         3. COMPENSATION. The Company will compensate you for services rendered as follows:

         (a) BASE COMPENSATION. You shall receive a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000) payable in accordance with the Company's standard payroll schedule, PROVIDED HOWEVER that, only during the first year of this Agreement, the Base Salary shall be payable $33,333 per month for the three-month period commencing with the Inception Date and $16,666 per month for the succeeding nine months. The Base Salary shall be reviewed annually, and may be adjusted to reflect merit or cost-of-living increases as deemed appropriate.

         (b) BONUS COMPENSATION. You will have the opportunity to earn the following bonus compensation:

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         1 Change initialed by both parties on original document.
         2 Change initialed by both parties on original document.


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Mr. Harold Cooke
April 21, 1997
Page 2

         (1) INCENTIVE BONUS. Throughout the term of this Agreement, you will be entitled to receive annual incentive bonuses of up to 100% of your Base Salary. The actual percentage bonus you will be entitled to receive will be based upon the degree to which the Annual Plan Goals, as defined below, are achieved. Annually, senior management of the Company, in consultation with the Board of Directors, will set business plan goals and budget financial performance for the Company (collectively, the "Annual Plan Goals"). Incentive bonuses shall be based upon Crown's success in achieving Annual Plan Goals and shall be determined as of Crown's December 31 fiscal year end. Unless otherwise provided herein, any Incentive Bonus shall be prorated based upon the number of months you were employed by the Company during the year and shall be payable regardless of whether you are employed by the Company at the time of payment.

         (2) EXTRAORDINARY BONUS. Throughout the term of this Agreement, you will be eligible to receive one or more Extraordinary Bonuses for exceptional contributions to the Company's profitability over and above those standards set forth in the Annual Plan Goals. Any such Extraordinary Bonus shall be payable upon the approval and recommendation of the Chief Executive Officer and the Board of Directors.

         (3) PAYMENT OF BONUS. Any bonus payable shall be paid on upon completion of Crown's audited financial statements for the preceding year.

         4. BENEFITS. Throughout the term of this Agreement, you shall be entitled to participate in and receive benefits under any program, plan, policy or arrangement made available by the Company presently or in the future to senior management personnel at the same level and to the same degree as such benefits are made available to them. For the purpose of this paragraph 4, the term "benefits" shall mean all benefits provided now or in the future by the Company, including but not limited to medical and hospitalization insurance, life insurance, disability insurance, deferred compensation and/or retirement plans, profit-sharing plans, any stock-based compensation plan and vacation and sick leave The Company's present benefits are detailed in its Employee Handbook, a copy of which has been furnished to you.

         Notwithstanding the foregoing, the Company shall furnish medical and hospitalization insurance for you and your dependents, at no charge to you. The Company will reimburse you for your reasonable travel expenses between your present residence in Larchmont, New York and the Company's headquarters in Columbus, Ohio for a period beginning with the


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Mr. Harold Cooke
April 21, 1997
Page 3

inception of this Agreement and ending with your relocation to Columbus (but in no event later than August 31, 1998). The Company will also pay your reasonable moving expenses for relocation to Columbus.

         5. WARRANTS. Throughout the term of this Agreement, you will receive warrants to purchase up to 1,000,000 shares of the common stock of Crown, $.01 par value (the "Common Stock") at $1.05 per share (the "Exercise Price"). Up to 500,000 of these warrants will be based upon years of service; up to 500,000 of these warrants will be based upon achievement of the Annual Plan Goals. Unless otherwise provided herein, you will be entitled to exercise any warrants granted to you until their expiration dates even if your employment with the Company terminates.

         (a) YEARS OF SERVICE. Upon the execution of this Agreement, you will receive warrants to purchase 100,000 shares of the Common Stock at the Exercise Price. Thereafter, throughout the term of this Agreement, on each anniversary of this Agreement, you will receive warrants to purchase an additional 100,000 shares of the Common Stock at the Exercise Price. All unexercised warrants granted for years of service will expire on the fifth anniversary of this Agreement.

         (b) BUSINESS PLAN ACHIEVEMENT. You will be eligible to receive warrants to purchase 100,000 shares of the Common Stock at the Exercise Price based upon Crown achieving Annual Plan Goals. If, as of December 31 of each year, the Company has achieved its Annual Plan Goals, then you will receive warrants to purchase 100,000 shares of the Common Stock at the Exercise Price prorated based upon the number of months you were employed during the year and exercisable regardless of whether you are employed by the Company at the time of exercise. If, as of December 31 of a particular year, the Company has not achieved its Annual Plan Goals, then you will not receive warrants at that time. Rather, the amount by which the Annual Plan Goals were not met will be quantified (the "Plan Shortfall") and consideration of the issuance of warrants will be deferred until the subsequent year or years of this Agreement. If, in any subsequent year of this Agreement, the Annual Plan Goals for such year are achieved and, in addition thereto, the Plan Shortfall is recouped, then you will receive warrants to purchase 100,000 shares of the Common Stock at the Exercise Price (representing recoupment of the Plan Shortfall) in addition to any warrants to which you would be entitled for that subsequent year (representing achievement of Annual Plan Goals) . All warrants granted for business plan achievement will expire on the sixth anniversary of this Agreement.


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Mr. Harold Cooke
April 21, 1997
Page 4

            The following table illustrates the implementation of this subparagraph (b).

         Period             Objectives Achieved          Warrants Issued
         ------             -------------------          ---------------

         Year 1                     Yes                       100,000
         Year 2                     No                              0
         Year 3                Plan Shortfall recouped
                               for Year 2; Year 3, yes        200,000

         6. TERMINATION. Prior to the Expiration Date, this Agreement may be terminated as follows:

         (a) FOR CAUSE. The Company may terminate you for cause at any time during the course of this Agreement. "For cause," for the purposes of this Agreement, shall mean (i) gross incompetence, gross negligence or breach of fiduciary duty (ii) committing fraud or embezzlement against the Company or
(iii) your conviction or plea of guilty to the commission of a felony. If you are terminated for cause, you shall have no right to (i) any Incentive Bonus,
(ii) any Extraordinary Bonus or (iii) any future grants of warrants.

         (b) OTHER THAN FOR CAUSE. If your employment is terminated other than for cause, you shall receive (i) the Base Salary due you for the shorter of (A)
2.9 years from the date of termination or (B) the remainder of the term of the Agreement, (ii) any Incentive Bonus or Extraordinary Bonus which would have been earned by you as of December 31 of the year of termination, adjusted to reflect the degree to which Annual Plan Goals had been achieved at the time of termination and (iii) any remaining warrants not yet awarded to you pursuant to Paragraph 5(a) and (b) above:(3) any such warrants must be exercised within one year from the date of termination. The parties understand and agree that a termination other than for cause shall include but not be limited circumstances in which there is a change in control of Crown. For the purposes of this Agreement, the term "change of control" shall mean a change of the controlling ownership of Crown by merger, acquisition or otherwise which results in you no longer serving either as President and Chief Operating
Officer or in a position of equal or greater title, authority, responsibility, compensation and benefits. If, upon the occurrence of a change of control, you are terminated or you elect to resign by reason of the circumstances described in the preceding sentence, you will receive the compensation set forth in this Paragraph 6(b).

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         3 Strikeout initialed by both parties on original document.


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Mr. Harold Cooke
April 21, 1997
Page 5

         (c) RESIGNATION. If you resign your employment during the term of this Agreement, you will receive (i) the Base Salary due you as of the date of your resignation and (ii) any Incentive Bonus which would have been earned by you as of December 31 of the year of termination, adjusted to reflect the degree to which Annual Plan Goals had been achieved at the time of resignation. You shall be entitled to no further warrants other than those which had been granted to you at the time of your resignation. You shall, however, be entitled to exercise any warrants granted to as of the date of your resignation pursuant to Paragraphs 5(a) and 5(b), as applicable.

         (d) DEATH. In the event of your death during the term of this Agreement, the Company shall pay to your estate any unpaid Base Salary, Incentive Bonus or Extraordinary Bonus earned by your prior to the date of death, prorated to reflect the number of months you were employed by the Company during the year through your date of death. Your estate will be entitled to exercise any warrants granted to you in accordance with their terms.

         7.  MISCELLANEOUS.

         (a) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Ohio, without giving effect to conflicts of law.

         (b) ENTIRE AGREEMENT. This Agreement constitutes our entire understanding with respect to your employment by Crown. Other communications, whether written or oral, not incorporated into this Agreement, are of no force or effect.

If the foregoing is an accurate reflection of our understanding, please so indicate by signing and dating the acknowledgment below and returning it to me.

I look forward to you assuming your responsibilities and trust that your association with the


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Mr. Harold Cooke
April 21, 1997
Page 6

Company will be a long and profitable one.

Very truly yours,

   /s/
-------------------------
Ronald E. Roark
Chairman and Chief
 Executive Officer

ACKNOWLEDGED AND ACCEPTED:

  /s/
--------------------------
Harold Cooke

April   21  , 1997
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